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                                                                    EXHIBIT 23.5

The Board of Directors
Osage System Group, Inc.:

We consent to the incorporation by reference in the registration statement on Form S-3 of Osage Systems Group, Inc. of our report dated January 24, 1997, with respect to the balance sheet of Open System Technologies, Inc. (formerly known as Computer Health and Safety, Inc.) as of December 31, 1996, and the related statements of income and retained earnings, and cash flows for the year then ended, which report appears in the Form 8-K/A of Osage Systems Group, Inc. dated April 24, 1998.



/s/ KPMG LLP
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KPMG LLP
Miami, Florida
April 27, 1999